Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DELEK US HOLDINGS, INC.

Delek ~~Holdco~~US Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCL”), DOES HEREBY CERTIFY:

1.	The date of filing of the corporation’s original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was December 29, 2016.

2.

This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Original Certificate and has been duly adopted in accordance with Sections 228, 242 and 245 of the GCL.

FIRST: The name of the corporation is Delek US Holdings, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is at 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under GCL as set forth therein.

FOURTH: The total number of shares of stock of all classes of stock which the corporation shall have the authority to issue is 120,000,000 shares, consisting solely of 110,000,000 shares of common stock, par value $0,01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

1.

Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued and outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the~~.~~ following:

(a)	the designation of the series, which may be by distinguishing number, letter or title;

(b)	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then issued and outstanding);

(c)	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series, and the dates and preferences of the dividends of such series;

(d)	the redemption rights and price or prices, if any, for shares of the series;

(e)	the terms and amount of any sinking find provided for the purchase or redemption of shares of the series;

(f)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(g)

whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(h)	the right, if any, to subscribe for or to purchase any securities of the corporation or any other corporation or other entity;

(i)	the voting rights, if any, of the holders of shares of the series; and

(j)	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

2.

Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date of such meeting.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal any and all of the bylaws of the corporation. In addition, notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the bylaws of the corporation may be adopted, altered, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: Subject to the rights of holders of Preferred Stock, if any, the number of directors that shall constitute the whole Board of Directors shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. Such number of directors shall from time to time be fixed and determined by the directors as set forth in the bylaws of the corporation. The directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office until his or her successor shall be elected and qualified. Directors need not fee residents of the State of Delaware or stockholders of the corporation. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors as provided in the bylaws or otherwise, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship. Any director so chosen shall hold office until the next election and until his or her successor shall be duly elected and qualified, unless sooner displaced.

Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the bylaws of the corporation.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ELEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

TWELFTH: The corporation shall, to the fullest extent permitted by the GCL (including, without limitation. Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

THIRTEENTH: The corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the corporation would have the power to indemnify such person against such liability under the GCL.

FOURTEENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called in accordance with the provisions of this Certificate of Incorporation and the bylaws of the corporation, and may not be taken by a written consent of the stockholders.

FIFTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors, recommends the removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.

SIXTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with Articles Sixth, Eleventh, Twelfth, Thirteenth, Fifteenth, or this Article Sixteenth, provided, that this Article Sixteenth shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for any amendment, repeal or adoption unanimously recommended to the stockholders by the Board of Directors, in which case such amendment, repeal, or adoption maybe effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.

SEVENTEENTH: Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of Delaware law or the corporation’s certificate of incorporation or bylaws, or (d) any action asserting a claim against the corporation governed by the internal affairs doctrine.

EIGHTEENTH: To comply with U.S. Maritime Laws, the corporation may take the actions prescribed in this Article Eighteenth.

1.1     Certain Definitions. For purposes of this Article Eighteenth, the following terms shall have the meanings specified below:

(a)     A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the corporation if the Board of Directors determines in accordance with this Article Eighteenth that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws.

(b)     “Excess Shares” shall have the meaning ascribed to such term in Section 1.5 of this Article Eighteenth.

(c)     “Excess Share Date” shall have the meaning ascribed to such term in Section 1.5 of this Article Eighteenth.

(d)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(e)     “Fair Market Value” of one share of a particular class or series of the capital stock of the corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the twenty (20) consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on the New York Stock Exchange, NASDAQ Stock Market or other National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors (or any duly authorized committee thereof).

(f)     “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or the NASDAQ Stock Market or any successor thereto.

(g)     “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(h)    “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the corporation, with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the corporation from time to time issued and outstanding.

(i)     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(j)     “Redemption Date” shall have the meaning ascribed to such term in Section 1.6(c)(iii) of this Article Eighteenth.

(k)     “Redemption Notes” shall mean interest-bearing promissory notes of the corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(l)     “Redemption Notice” shall have the meaning ascribed to such term in Section 1.6(c)(iii) of this Article Eighteenth.

(m)     “Redemption Price” shall have the meaning ascribed to such term in Section 1.6(c)(i) of this Article Eighteenth.

(n)     “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(o)     “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the corporation, including original issuance of shares, issuance of shares upon the exercise, conversion or exchange of any securities of the corporation, transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or otherwise by operation of law.

(p)     “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the corporation, including recipient of shares resulting from the original issuance of shares and the issuance of shares upon the exercise, conversion or exchange of any securities of the corporation.

(q)     “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(r)     “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(s)     “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(t)     “VWAP” means for any Trading Day, the price for securities (including Common Stock) determined by the daily volume weighted average price per unit of securities for such Trading Day on the New York Stock Exchange or NASDAQ Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal National Securities Exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

(u)     “Warrant” shall mean the right to purchase one share of any specified class or series of the capital stock of the corporation at an exercise price of $0.001 per share governed by the terms of a warrant agreement to be on terms and conditions approved by the corporation and to be entered into by and between the corporation and a warrant agent, as such warrant agreement may be amended from time to time. A Warrant holder (or its proposed transferee) who cannot establish to the satisfaction of the Board of Directors that it is a U.S. Citizen shall not be permitted to exercise its Warrants to the extent the receipt of the shares upon exercise would cause such shares to constitute Excess Shares if they were issued. Holders of Warrants shall not have any rights or privileges of holders of shares of the corporation, including any voting, dividend or distribution rights, until they exercise their Warrants and receive shares.

1.2     Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens are not permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the corporation, and to enable the corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the corporation shall have the power to take the actions prescribed in Sections 1.3 through 1.8 of this Article Eighteenth. The provisions of this Article Eighteenth are intended to assure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board of Directors (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Certificate of Incorporation to implement the provisions of this Article Eighteenth.

1.3     Stock Certificates.

(a)     To implement the requirements set forth in Section 1.2 of this Article Eighteenth, the corporation may, but is not required to, institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; (iii) a certification (which may include as part thereof a form of affidavit) upon which the corporation and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a certificate representing shares of the capital stock of the corporation is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a U.S. Citizen; and (iv) the stock transfer records of the corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors (or any duly authorized committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Certificate of Incorporation as it may deem necessary or advisable in order to implement a dual stock certificate system consistent with the requirements set forth in Section 1.2 of this Article Eighteenth and to ensure compliance with such system and such requirements.

(b)     A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate of Incorporation; and (ii) the corporation will furnish without charge to each stockholder of the corporation who so requests a copy of this Certificate of Incorporation.

1.4     Restrictions on Transfers.

(a)     No shares of any class or series of the capital stock of the corporation may be transferred or issued (upon original issuance) to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, the number of shares of such class or series beneficially owned by Non-U.S. Citizens would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the corporation, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the corporation in excess of the applicable Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the corporation knows of such transfer or purported transfer, neither the corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the corporation and neither the corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the corporation for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the corporation under this Article Eighteenth. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof) shall have expressly and specifically authorized the same.

(b)     In connection with any purported transfer of shares of any class or series of the capital stock of the corporation, any transferee or proposed transferee (including any recipient upon original issuance) of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the corporation or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under Section 1.8 of this Article Eighteenth as the corporation may request in its sole discretion. Registration and recognition of any transfer of shares shall be denied by the corporation upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the corporation. Each transferor of such shares shall reasonably cooperate with any requests from the corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

(c)     Notwithstanding any of the provisions of this Article Eighteenth, the corporation shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

1.5     Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the corporation beneficially owned by Non-U.S. Citizens should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the corporation (such shares in excess of the applicable Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the corporation that constitute Excess Shares for purposes of this Article Eighteenth shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article Eighteenth; (b) the corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article Eighteenth, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the corporation pursuant to this Section 1.5 as to which shares of any class or series of the corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

1.6     Redemption.

(a)     In the event that (i) Section 1.4(a) of this Article Eighteenth would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the corporation to a Non-U.S. Citizen, (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the corporation of shares of its capital stock causes any share of any class or series of capital stock of the corporation beneficially owned by Non-U.S. Citizens to exceed the applicable Permitted Percentage, or (iv) the original issuance by the corporation of a share of any class or series of capital stock of the corporation to a Non-U.S. Citizen results in such share constituting an Excess Share, then, the corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the GCL of the State of Delaware or other provisions of applicable law, such Excess Share; provided, however, that the corporation shall not have any obligation under this Section 1.6 to redeem any one or more Excess Shares.

(b)     Until such time as any Excess Shares subject to redemption by the corporation pursuant to this Section 1.6 are so redeemed by the corporation at its option and beginning on the first Excess Share Date for the classes or series of the corporation’s capital stock of which such Excess Shares are a part,

(i)     the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares, and

(ii)     the corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 1.6(c)(iii) of this Article Eighteenth), provided, however, that such shares have not been already redeemed by the corporation at its option pursuant to this Section 1.6.

(c)     The terms and conditions of redemptions by the corporation of Excess Shares of any class or series of the corporation’s capital stock under this Section 1.6 shall be as follows:

(i)     the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) by the issuance of one Warrant for each Excess Share, or (B) in cash (by wire transfer or bank or cashier’s check), or (C) by the issuance of Redemption Notes or (D) by any combination of cash and Redemption Notes;

(ii)     with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the corporation pursuant to Section 1.6(b) of this Article Eighteenth;

(iii)     written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates, if any, representing the

Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

(iv)     the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) in the case of payment of the Redemption Price by Warrants or Redemption Notes, the date on which the corporation shall have issued the Warrants or the Redemption Notes for the benefit of such record holder, or, in the case of payment of the Redemption Price by cash only, the date on which the corporation shall have irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the Redemption Price, or, in the case of payment of the Redemption Price by a combination of cash and Redemption Notes, the date on which the corporation shall have issued the Redemption Notes for the benefit of such record holder and irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the cash portion of the Redemption Price;

(v)     each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 1.6(c)(iv) of this Article Eighteenth)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi)     in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

(vii)     without limiting Section 1.6(c)(vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(viii)     upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

(d)     Nothing in this Section 1.6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Certificate of

Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of Directors along with the documentation and information required under Section 1.4(b) establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

1.7     Citizenship Determinations. The corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the corporation’s capital stock for the purposes of this Article Eighteenth. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the corporation’s capital stock, the corporation may rely on the stock transfer records of the corporation and the citizenship certifications required under Section 1.4(b) of this Article Eighteenth and the written statements and affidavits required under Section 1.8 of this Article Eighteenth given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the corporation may deem reasonable pursuant to Section 1.8(b) of this Article Eighteenth. The determination of the corporation at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article Eighteenth shall be conclusive.

1.8     Requirement to Provide Citizenship Information.

(a)     In furtherance of the requirements of Section 1.2 of this Article Eighteenth, and without limiting any other provision of this Article Eighteenth, the corporation may require the beneficial owners of shares of any class or series of the corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 1.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the corporation, every beneficial owner of any such shares must comply with the following provisions:

(i)     promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the corporation, and at such other times as the corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the corporation a written statement or an affidavit, as specified by the corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(ii)     promptly upon request by the corporation, each beneficial owner must provide to the corporation a written statement or an affidavit, as specified by the corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(iii)     promptly upon request by the corporation, any beneficial owner must provide to the corporation a written statement or an affidavit, as specified by the corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the corporation specified by the corporation in its request;

(iv)     every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the corporation’s capital stock beneficially owned by such beneficial owner to provide, to the corporation such beneficial owner’s address; and

(v)     every beneficial owner must provide to the corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b)     The corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 1.4(b) of this Article Eighteenth and the written statements and affidavits required under Section 1.8(a) of this Article Eighteenth, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the corporation’s capital stock.

(c)     In the event that (i) the corporation requests in writing (in which express reference is made to this Section 1.8 of this Article Eighteenth) from a beneficial owner of shares of any class or series of the corporation’s capital stock a citizenship certification required under Section 1.4(b) of this Article Eighteenth, a written statement, an affidavit and/or reasonable documentation required under Section 1.8(a) of this Article Eighteenth, and/or additional proof of citizenship required under Section 1.8(b) of this Article Eighteenth, and (ii) such beneficial owner fails to provide the corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the corporation, subject to the other provisions of this Article Eighteenth; provided, however, that the corporation, acting through its Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.

(d)     In the event that (i) the corporation requests in writing (in which express reference is made to this Section 1.8 of this Article Eighteenth) from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the corporation’s capital stock a citizenship certification required under Section 1.4(b) of this Article Eighteenth, a written statement, an affidavit and/or reasonable documentation required under Section 1.8(a) of this Article Eighteenth, and/or additional proof of citizenship required under Section 1.8(b) of this Article Eighteenth, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the corporation, subject to the other provisions of this Article Eighteenth, by the date set forth in such written request, the corporation, acting through its Board of Directors (or any duly authorized committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the corporation and may prohibit and/or void such transfer, including by placing a stop order with the corporation’s transfer agent, until such requested documentation is so submitted and the corporation is satisfied that the proposed transfer of shares will not result in Excess Shares.

1.9     Severability. Each provision of this Article Eighteenth is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Eighteenth is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Eighteenth shall not be affected, and this Article Eighteenth shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

1.10     NYSE Transactions. Nothing in this Article Eighteenth shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the capital stock of the corporation is listed on the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article Eighteenth and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Eighteenth.

IN WITNESS WHEREOF, Delek ~~Holdco~~US Holdings, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its ~~Vice President-Legal Affairs this 20th~~Secretary this 3rd day of ~~April~~May, ~~2017~~2022.

/s/ Denise McWatters
Name: Denise McWatters Title: Executive Vice President, General Counsel and Secretary